EXHIBIT 99.1

          USANA Reports Record Results for the Third Quarter

    SALT LAKE CITY--(BUSINESS WIRE)--Oct. 19, 2004--USANA Health
Sciences Inc. (NASDAQ:USNA)

    --  Net Sales up 30.8%

    --  EPS up 39.3%

    --  Record Operating Margin

    --  Company provides preliminary 2005 guidance

    USANA Health Sciences Inc. (NASDAQ:USNA) today announced record net sales of $68.7 million for the third quarter ended Oct. 2, 2004. Net sales for the period increased 30.8% from $52.5 million in the third quarter of 2003. The company reported record operating income for the quarter of $12.1 million, compared to $8.5 million in the third quarter of 2003. The company also achieved record operating margin of 17.7% in the third quarter, compared to 16.2% in third quarter of 2003.
    Net earnings in the third quarter were $8.0 million, up 32.0% from $6.1 million in the third quarter of 2003. Earnings per share increased in the third quarter to $0.39 per share, up 39.3% from $0.28 per share for the third quarter of 2003. This $0.39 earnings per share includes a $0.01 increase from the one-time use of Research and Development tax credits and a $0.02 decrease due to foreign currency fluctuations.
    USANA's total number of active Associates increased in the third quarter of 2004 to 111,000, up 27.6% from 87,000 in the third quarter of 2003. Preferred Customers increased to 60,000 in the quarter, up 22.4% from 49,000 in the third quarter of 2003.
    For the nine-month period ended Oct. 2, 2004, net sales were $197.7 million, up 40.7% from $140.5 million in the same period of 2003. Net earnings for that nine-month period were $21.6 million, up 54.7% from $14 million for the same period of 2003. Earnings per share for the current nine-month period were $1.05, up 59.1% from $0.66 for the same period of 2003.
    "The U.S. market continues to lead the way," said Dave Wentz, USANA's president, "with net sales growth of 23% compared to the third quarter of last year. Canada reported strong net sales in the quarter, up nearly 17% over last year's third quarter. The number of active Associates worldwide grew 27.6% compared to last year, reflecting our continued effort to recognize, develop and support our sales leaders. We're pleased with the consistent growth our company has been able to generate during the past two years, and we believe we are well positioned to grow in 2005."
    Another highlight of the quarter was USANA's annual international convention held in Salt Lake City in mid-September. The September convention marked the largest gathering of USANA Associates ever held. The company announced the re-formulation of Sense(TM), its innovative and popular skin and personal care product line.
    "We took another step forward to solidify our position in the skin and personal care industry through the recent launch of the new Sense line," continued Wentz. "Our new patent-pending, self-preserving technology allows our products to be formulated without adding parabens. We believe we now have a line of skin and personal care products that will attract a new category of Associates who are focused on building a home-based business with Sense.
    "The enthusiasm and excitement for the new Sense products among the Associates during the convention was tremendous. Due to higher than anticipated demand for Sense, some of our products sold out, and we were not able to ship all of the orders before the end of the third quarter. In response to this, we have increased production at our Wasatch facility to meet the demand. Over the next several weeks, we will continue launching our new, innovative Sense products in each of our international markets."
    Commenting on USANA's financial performance, Gilbert A. Fuller, chief financial officer, noted, "The third quarter marked the ninth consecutive quarter of record sales. We achieved year-over-year double-digit growth in all our markets except South Korea. Our largest market, the U.S., continued to excel, with sales of $28.8 million, compared to $23.4 million in the third quarter of 2003. Operating margin in the quarter improved 150 basis points to 17.7%, compared to last year's third quarter. We continue to gain incremental operating leverage through top-line growth and internal cost controls.
    "Looking ahead to the remainder of 2004," continued Fuller, "we still expect net sales for full year 2004 to approach $270 million. We previously announced that we expected earnings per share for the full year 2004 of $1.42 to $1.44. Now we expect that earnings per share for the full year will be as much as $1.46.
    "As we take our first look at 2005," Fuller continued, "we believe that net sales will grow between 15% and 18%, which includes revenue from the proposed opening of one new market before the end of the third quarter of 2005. We expect earnings per share in 2005 to grow between 20% and 25%. These preliminary 2005 estimates exclude any sales from our potential entry into China. Our time frame for opening China remains uncertain because the regulations that will govern network marketing in the region have not yet been finalized."
    USANA executives will hold a conference call and live webcast to discuss this announcement with investors on Oct. 20, 2004, at 11 a.m. EDT. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission.


                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (in thousands, except per share data)


                              Quarter Ended       Nine Months Ended
                          --------------------- ----------------------
                           Sept. 27,   Oct 2,    Sept. 27,   Oct. 2,
                             2003       2004       2003       2004
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

Net sales                   $52,506    $68,673   $140,527    $197,694
Cost of sales                11,364     16,732     31,001      47,985
                          ---------- ---------- ---------- -----------
    Gross profit             41,142     51,941    109,526     149,709

Operating expenses
  Associate incentives       20,332     26,210     55,091      75,378
  Selling, general and
   administrative            11,926     13,141     32,072      40,059
  Research and
   development                  379        450      1,086       1,635
                          ---------- ---------- ---------- -----------

    Earnings from
     operations               8,505     12,140     21,277      32,637

Other income (expense)          525       (513)       331        (365)
                          ---------- ---------- ---------- -----------
    Earnings before
     income taxes             9,030     11,627     21,608      32,272

Income taxes                  2,974      3,631      7,628      10,650
                          ---------- ---------- ---------- -----------

NET EARNINGS                 $6,056     $7,996    $13,980     $21,622
                          ========== ========== ========== ===========

Earnings per share -
 diluted                      $0.28      $0.39      $0.66       $1.05
                          ========== ========== ========== ===========
Weighted average shares
 outstanding - diluted       21,383     20,296     21,294      20,557
                          ========== ========== ========== ===========


                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)


                                          As of             As of
                                      Jan. 3, 2004      Oct. 2, 2004
                                      ------------      ------------
                                                         (Unaudited)
ASSETS
  Cash and cash equivalents              $18,965          $21,445
  Inventories                             14,069           16,195
  Other current assets                     5,215            5,669
                                       ----------       ----------
Total current assets                      38,249           43,309

  Property and equipment, net             20,195           23,689
  Goodwill                                 4,267            5,690
  Other assets                             2,416            2,597
                                       ----------       ----------
     Total assets                        $65,127          $75,285
                                       ==========       ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Accounts payable                        $5,215           $8,029
  Other current liabilities               14,704           18,618
                                       ----------       ----------
Total current liabilities                 19,919           26,647

  Other long-term liabilities                837              911

  Stockholders' equity                    44,371           47,727
                                       ----------       ----------
     Total liabilities and
      stockholders' equity               $65,127          $75,285


                      USANA Health Sciences Inc.
                            Sales by Market
                            (in thousands)

                                              Quarter Ended
                                   -----------------------------------
                                     Sept. 27, 2003     Oct. 2, 2004
                                   ----------------- -----------------
                                      (Unaudited)        (Unaudited)
Region
  United States                      $23,444   44.7%   $28,827   42.0%
  Canada                              10,770   20.5%    12,553   18.3%
  Australia-New Zealand                8,023   15.3%     9,056   13.2%
  Hong Kong                            2,285    4.4%     2,837    4.1%
  Japan                                1,750    3.3%     2,356    3.4%
  Taiwan                               3,507    6.7%     3,903    5.7%
  Korea                                2,071    3.9%     1,366    2.0%
  Singapore                                -    0.0%     2,678    3.9%
  Mexico                                   -    0.0%     2,268    3.3%
  Wasatch                                656    1.2%     2,829    4.1%
                                   ---------- ------ ---------- ------
                                     $52,506  100.0%   $68,673  100.0%
                                   ========== ====== ========== ======


                      Active Associates by Market

                                                 As of
                                   -----------------------------------
                                     Sept. 27, 2003     Oct. 2, 2004

                                   ----------------- -----------------
                                      (Unaudited)        (Unaudited)
Region
  United States                       33,000   37.9%    43,000   38.8%
  Canada                              19,000   21.8%    21,000   18.9%
  Australia-New Zealand               14,000   16.1%    14,000   12.6%
  Hong Kong                            4,000    4.6%     5,000    4.5%
  Japan                                3,000    3.5%     5,000    4.5%
  Taiwan                               9,000   10.3%     8,000    7.2%
  Korea                                5,000    5.8%     3,000    2.7%
  Singapore                                -    0.0%     6,000    5.4%
  Mexico                                   -    0.0%     6,000    5.4%
                                   ---------  ------ ---------  ------
                                      87,000  100.0%   111,000  100.0%
                                   =========  ====== =========  ======


                 Active Preferred Customers by Market

                                                As of
                                   -----------------------------------
                                     Sept. 27, 2003     Oct. 2, 2004

                                   ----------------- -----------------
                                      (Unaudited)        (Unaudited)
Region
  United States                       30,000   61.2%    36,000   60.0%
  Canada                              14,000   28.6%    16,000   26.6%
  Australia-New Zealand                4,000    8.2%     5,000    8.3%
  Hong Kong                            1,000    2.0%     1,000    1.7%
  Japan                                  (a)    0.0%       (a)    0.0%
  Taiwan                                 (a)    0.0%     1,000    1.7%
  Korea                                  (a)    0.0%       (a)    0.0%
  Singapore                                     0.0%       (a)    0.0%
  Mexico                                        0.0%     1,000    1.7%
                                   ---------  ------ ---------  ------
                                      49,000  100.0%    60,000  100.0%
                                   =========  ====== =========  ======

(a) Count of Active Preferred Customers is less than 500.


    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com